LAST SURVIVOR ADDITIONAL LIFE RIDER

                      An Additional Benefit of this Policy
                                    Issued By



ADDITIONAL LIFE     This rider provides an amount of additional insurance
BENEFIT             benefit on the Insureds' lives. This additional amount of
                    insurance benefit is called the "Additional Life Rider
                    Specified Amount." The Additional Life Rider Specified
                    Amount is shown on the Policy Schedule of the policy.

                    We will add the Additional Life Rider Specified Amount to the Specified Amount under the policy, including any extended coverage rider, when We calculate the Death Benefit under the policy for any reason. This is the exclusive benefit under this rider.

                    The Additional Life Rider Specified Amount is included in the Death Proceeds payable under the policy by its inclusion in the calculation of the Death Benefit.

CHANGES IN          If You request a decrease in Specified Amount under the
ADDITIONAL LIFE     base policy, We will automatically decrease the Additional
RIDER SPECIFIED     Life Rider Specified Amount in proportion to the decrease in
AMOUNT              Specified Amount. You may not request a decrease in the
                    Additional Life Rider Specified Amount alone if the
                    Specified Amount is greater than the minimum issue limit shown on the Policy Schedule.

                    If the Specified Amount is equal to the minimum issue limit under the base policy, You may request a decrease in the Additional Life Rider Specified Amount. You may make such a request after the first policy year.

                    We do not allow increases in Additional Life Rider Specified Amount except when required in connection with a Death Benefit Option change as described below.

CHANGES IN          If You request a change in the Death Benefit Option under
DEATH BENEFIT       the policy, and We need to increase or decrease the
OPTION              Specified Amount according to the terms of the base policy,
                    We will allocate the dollar amount of the increase or decrease proportionately to the base policy Specified Amount and the Additional Life Rider Specified Amount.


EFFECT OF           If You have selected Death Benefit Option 1 and make a
WITHDRAWALS ON      withdrawal, and We need to decrease the Specified Amount
ADDITIONAL LIFE     according to the terms of the base policy, We will allocate
RIDER SPECIFIED     the dollar amount of the decrease proportionately to the
AMOUNT              base policy Specified Amount and the Additional Life Rider
                    Specified Amount.

EFFECTIVE DATE      The effective date of this rider is shown on the Policy
                    Schedule.

COST OF             The monthly cost of insurance for this rider will be
INSURANCE           deducted as part of the monthly Cost of Insurance Charge
                    under the base policy. This is because the Additional Life
                    Rider Specified Amount will be included in the calculation of the Death Benefit for purposes of determining the Net
                    Amount at Risk under the policy.

                    The maximum monthly cost of insurance rates for each policy year are shown in the Policy Schedule. The maximum rates are the same as the maximum Cost of Insurance Charge rates under the base policy. At Our option, We may charge less than the maximum rates shown. We may charge different current monthly rates for the rider and for the base policy. If We charge different current rates, We will apply each rate to the portion of Net Amount at Risk for the policy that corresponds on a pro rata basis to the Additional Life Rider Specified Amount and Specified Amount, respectively.

PER $1,000          We will deduct a per $1,000 charge from the Account Value on
CHARGE              each Monthly Anniversary Day as part of the Monthly Policy
                    Charges under the policy. The monthly per $1,000 charge rate for this rider is shown on the Policy Schedule. To determine the amount of the charge on any Monthly Anniversary Day, We divide the Additional Life Rider Specified Amount by 1000 and multiply by the monthly per $1,000 charge rate. If the Additional Life Rider Specified Amount is increased or decreased, the monthly per $1,000 charge will continue to be calculated as if the increase or decrease had not occurred.

                    The monthly per $1,000 charge rate depends on the age, sex and risk class of each Insured on the Policy Date.

EFFECT ON OTHER     For purposes of any extended coverage rider or any no-lapse
RIDER               guarantee rider added to COSTS the policy, the Additional
                    Life Rider Specified Amount will be added to the Specified
                    Amount in determining the amount of any charges for the rider.

NONPARTICIPATING    This rider is issued at a nonparticipating rate and shall
                    not share in Our surplus.

TERMINATION         This rider will terminate on the first to occur of:

                    (1) The Monthly Anniversary Day coinciding with or next following the date We process Your written request to cancel this rider;

                    (2) The date the Additional Life Rider Specified Amount has been reduced to zero; or

                    (3)  Upon termination of the policy.

POLICY TERMS        This rider is attached to and made a part of the policy. The terms and definitions of the base policy apply to this rider except to the extent they are in conflict with its terms.
                    This rider has no values.


                       [GRAPHIC OMITTED] [GRAPHIC OMITTED]